Exhibit 3.5

ROSS MILLER

Secretary of State Document Number 254 North Carson Street, Suite 1 20100832021-19 Carson City, Nevada 89701-4520 Filing Date and Time (775) 684-5708 11/04/2010 9:35 AM Website: www.nvsos.gov Entity Number C29353-2001

Certificate of Amendment	Filed in the office of
(PURSUANT TO NRS 78.385 AND 78.390	/s/ Ross miller
Ross Miller
Secretary of State
State of Nevada

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of Corporation:

Altos Explorations Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

Entity number C29353-2001
Article Number 1 is hereby amended to:
Canadian Tactical Training Academy Inc.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

4.

Effective date of filing (optional):

(must be no later than 90 days after the certificate is filed)

5.

Signature (Required)

/s/ Greg Thompson
Signature of Officer

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.